As Filed with the Securities and Exchange Commission on October 22, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cango Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2605, 26/F, Harbour Centre

25 Harbour Road

Wanchai, Hong Kong

+852-3163-7300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cango Inc. Share Incentive Plan 2025

(Full title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

+1-212-947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Yongyi Zhang Chief Financial Officer 2605, 26/F, Harbour Centre 25 Harbour Road Wanchai, Hong Kong +852-3163-7300	Yi Gao, Esq. Simpson Thacher & Bartlett LLP c/o 35th Floor, ICBC Tower 3 Garden Road Central, Hong Kong +852-2514-7600

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the share incentive plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated by reference herein:

a. The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2024, filed with the Commission on March 27, 2025;

b. Notice of Extraordinary General Meeting of Members and Proxy Statement attached to the Registrant’s current report on Form 6-K furnished to the Commission on June 16, 2025;

c. The Registrant’s current reports on Form 6-K furnished to the Commission on June 27, 2025 and July 24, 2025; and

d. The description of the Registrant’s Class A Ordinary Shares contained in its Registration Statement on Form 8-A (Registration No. 001-38590) filed with the Commission on July 16, 2018 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s Class A Ordinary Shares set forth in the Registrant’s Registration Statement on Form F-1 (Registration No. 333-225813), as amended, originally filed with the Commission on June 22, 2018, including any amendments or reports filed for the purpose of updating such description.

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities

Not applicable.

ITEM 5. Interests of Named Experts and Counsel

Not applicable.

ITEM 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud, dishonesty, willful default or willful neglect. The Registrant’s amended and restated memorandum and articles of association provide that the directors, secretary and other officers for the time being of the Registrant and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Registrant and everyone of them, and everyone of their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets and profits of the Registrant from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts; and none of them shall be answerable for the acts, receipts, neglects or defaults of the other or others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Registrant shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Registrant shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

In addition, the Registrant has entered, and intends to continue to enter into, indemnification agreements, substantially in the form filed as Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 (Registration No. 333-225813), as amended, originally filed with the Commission on June 22, 2018, with its directors and executive officers to indemnify such persons in connection with claims made by reason of their being such a director or executive officer.

ITEM 7. Exemption from Registration Claimed

Not applicable.

ITEM 8. Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

ITEM 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.1	Fourth Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Annex A to Notice of Extraordinary General Meeting of Members and Proxy Statement attached to the Registrant’s current report on Form 6-K for June 2025 (File No. 001-38590) furnished to the Securities and Exchange Commission on June 16, 2025)

5.1*	Opinion of Ogier

10.1*	Cango Inc. Share Incentive Plan 2025

23.1*	Consent of Ogier (included in Exhibit 5.1)

23.2*	Consent of MaloneBailey, LLP

23.3*	Consent of Ernst & Young Hua Ming LLP

24.1*	Powers of Attorney (included on the signature page in Part II of this Registration Statement)

107*	Filing Fee Table

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, China on October 22, 2025.

Cango Inc.

By:	/s/ Yongyi Zhang
Name: Yongyi Zhang
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Xin Jin, Peng Yu and Yongyi Zhang, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on October 22, 2025.

Signature	Capacity

/s/ Xin Jin	Chairman
Xin Jin

/s/ Peng Yu	Chief Executive Officer and Director
/s/ Peng Yu	(Principal Executive Officer)

/s/ Chang-Wei Chiu	Director
Chang-Wei Chiu

/s/ Chi Ming Lee	Independent Director
Chi Ming Lee

/s/ Yanjun Lin	Independent Director
Yanjun Lin

/s/ Haitian Lu	Independent Director
Haitian Lu

/s/ Yongyi Zhang	Chief Financial Officer
Yongyi Zhang	(Principal Financial and Accounting Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Cango Inc. has signed this registration statement or amendment thereto in New York, New York on October 22, 2025.

COGENCY GLOBAL INC. — Authorized Representative in the United States

By:	/s/ Collen A. De Vries
On behalf of Cogency Global Inc.
	Name:	Collen A. De Vries
	Title:	Senior Vice President